Exhibit 99.1

FOR IMMEDIATE RELEASE

Idenix Pharmaceuticals Contact:

Teri Dahlman (617) 995-9807

IDENIX PHARMACEUTICALS ANNOUNCES DECISION BY THE UNITED STATES PATENT AND TRADEMARK OFFICE PATENT TRIAL AND APPEAL BOARD IN THE FIRST PATENT INTERFERNCE

CAMBRIDGE, Mass., January 29, 2014 — Idenix Pharmaceuticals, Inc. (Nasdaq:IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced that the United States Patent and Trademark Office Patent Trial and Appeal Board (USPTO) issued a decision in the first patent interference proceeding (No. 105,871) concerning one of the Company’s patent applications (U.S. Patent Application 12/131,868) and an issued patent (U.S. Patent 7,429,572) owned by Gilead Pharmasset LLC (“Gilead”) that covers certain 2’-methyl- 2’-fluoro nucleoside compounds useful in the treatment of the hepatitis C virus (HCV). The USPTO determined that Idenix is not entitled to priority of invention and judgment was entered in favor of Gilead.

“We intend to challenge this decision in proceedings outside the USPTO. We are confident in our patent portfolio and will continue to defend it vigorously, and this specific matter before the USPTO represents just one part of our overall effort,” said Ronald Renaud, President and Chief Executive Officer at Idenix. “Idenix has several patent families that provide coverage for 2’-methyl nucleoside compounds and 2’- methyl, 2’- fluoro nucleoside compounds specifically.”

Idenix does not believe that the patent application at issue in the interference is relevant to any of the compounds currently under clinical development, including samatasvir, its NS5A inhibitor which is in two ongoing 12-week phase II all-oral HCV combination studies, or IDX21437, its lead uridine nucleotide prodrug which is in an ongoing phase I/II clinical trial.

About Patent Inteferences

An interference is an adversarial proceeding declared by the USPTO when a party has a U.S. patent application that covers the same invention as another patent application or issued patent to determine priority of invention in the United States. An interference proceeding is divided into two stages. The first phase determines the application filing dates each party will have benefit of for the interfering subject matter. The party with the benefit of the earliest application filing date is deemed the ‘senior party’ and the party with the later date is deemed the ‘junior party’. The junior party bears the burden of proof to demonstrate that it invented the technology in question before the senior party. The second phase determines who was first to invent.

Other Ongoing Patent Disputes

In December 2013, the USPTO declared a second patent interference between Idenix’s U.S. Patent 7,608,600 and Gilead’s U.S. Patent Application 11/854,218, both related to the use of certain 2’-methyl, 2’-fluoro nucleoside compounds to treat HCV infections. In this proceeding, the USPTO has initially determined that Idenix is the senior party and that Gilead is the junior party.

In December 2013, Idenix announced it filed two lawsuits against Gilead: a patent infringement lawsuit in the United States District Court in Boston, Massachusetts (Idenix U.S. Patents 6,914,054 and 7,608,597) and a separate patent infringement and interference lawsuit in the United States District Court in Wilmington, Delaware (Idenix U.S. Patent 7,608,600 and Gilead U.S. Patent 8,415,322). The patents asserted by Idenix in its Massachusetts infringement lawsuit are not the same patents at issue in the U.S. patent interferences or in ongoing foreign litigation. The patent in the Delaware lawsuit is the same as the patent involved in the second patent interference.

Foreign litigation is ongoing related to lawsuits Gilead has filed against Idenix in various jurisdictions outside the United States to invalidate granted Idenix patents covering certain 2’-methyl-2’-fluoro nucleoside compounds and their use in treating HCV or other Flaviviridae virus infections.

ABOUT IDENIX

Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical Company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with hepatitis C infection. For further information about Idenix, please refer to www.idenix.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including but not limited to the statements regarding the Company’s future business and financial performance. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “expect,” “plans,” “will,” and similar expressions are also intended to identify forward-looking statements, as are expressed or implied statements with respect to the Company’s litigation strategy. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the following:; the Company’s ability to maintain and enforce patent and other intellectual property protection for its product candidates and its discoveries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These and other risks which may impact management’s expectations are described in greater detail under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2012 and the quarterly report on Form 10-Q for the quarter ended September 30, 2013, each as filed with the Securities and Exchange Commission (SEC) and in any subsequent periodic or current report that the Company files with the SEC.

All forward-looking statements reflect the Company’s estimates only as of the date of this release (unless another date is indicated) and should not be relied upon as reflecting the Company’s views, expectations or beliefs at any date subsequent to the date of this release. While Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if the Company’s estimates change.

###